DREYFUS TAX EXEMPT CASH MANAGEMENT FUNDS

Certificate of Amendment

The undersigned, Vice President of Dreyfus Tax Exempt Cash Management Funds (the "Trust"), a trust with transferrable shares of the type commonly called a Massachusetts business trust, does hereby certify to the Secretary of State of the Commonwealth of Massachusetts that, pursuant to the Trust's Amended and Restated Declaration of Trust dated January 6, 1994 (the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees of the Trust at a meeting duly called and held on September 27, 2016, the Declaration of Trust is amended to provide that the name of the following series of the Trust, previously duly authorized by the Board of Trustees of the Trust, is changed as follows:

Old Name of Series	New Name of Series

Dreyfus Tax Exempt Cash Management	Dreyfus AMT-Free Tax Exempt Cash Management

This Certificate of Amendment to the Declaration of Trust shall become effective on October 10, 2016.

IN WITNESS WHEREOF, the undersigned has executed this instrument this 28th day of September, 2016.

DREYFUS TAX EXEMPT CASH MANAGEMENT FUNDS

By:  /s/ Maureen E. Kane

Maureen E. Kane, Vice President

STATE OF NEW YORK      )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 28th day of September, 2016, before me personally came Maureen E. Kane, to me known, and known to me to be the person described in and who executed the foregoing instrument, and who duly acknowledged to me that she had executed the same.

/s/ Loretta Johnston

Notary Public